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                                 Exhibit 22.1

                              Sodak Gaming, Inc.

                        SUBSIDIARIES OF THE REGISTRANT



  Sodak Gaming Mississippi, Inc.


  Sodak Gaming Colorado, Inc.


  Sodak Gaming Texas, Inc.


  Sodak Gaming International, Inc.


  S.G. International, Inc.


  Sodak Gaming Peru S.A.


  Sodak Gaming do Brasil Ltda


  Ecuasodak


  Gamblers Supply Management Company